UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2007 (August 7, 2007)

SulphCo, Inc.

(Exact name of registrant as specified in charter)

Nevada	001-32636	88-0224817
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas  77043
(Address of principal executive offices)  (Zip Code)

(713) 896-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements.

Item 4.02(a). - Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 7, 2007, the management of SulphCo, Inc. (the "Company") in consultation with the Company’s Audit Committee, concluded that its previously issued financial statements as of and for the three-month period ended March 31, 2007, as included in its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 15, 2007 (the “Q1 2007 Form 10-Q”), should no longer be relied upon as a result of the Company's determination that it had incorrectly accounted for the non-cash deemed dividend resulting from the inducements provided to the 2004 Warrant Holders and the 2006 Warrant Holders in March 2007. The misstatement had the effect of understating the Company's Net Loss Attributable to Common Stockholders by approximately $11.4 million or $0.16 per share. After giving effect to the full amount of the non-cash deemed dividend (approximately $11.5 million), the Company’s Net Loss Attributable to Common Stockholders is approximately $14.5 million versus approximately $3.0 million as originally reported. On a per share basis, the Company’s Net Loss Attributable to Common Stockholders is $0.20 per share versus $0.04 per share as originally reported. The Company intends to file restated financial statements to correct this misstatement in its Q1 2007 Form 10-Q as soon as practicable.

The Company and its Audit Committee have discussed the matters disclosed in this filing with Hein & Associates LLP, the Company’s independent registered public accountant since July 9, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SulphCo, Inc.

Dated as of: August 7, 2007	By:	/s/ Stanley W. Farmer
Name: Stanley W. Farmer Title: Vice President and Chief Financial Officer

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